                                                                    Exhibit 10.7


                                                                  EXECUTION COPY
================================================================================


                      AMENDED AND RESTATED CREDIT AGREEMENT


                                   dated as of

                               December 21, 2001,

                                      among

                       ENDO PHARMACEUTICALS HOLDINGS INC.;

                           ENDO PHARMACEUTICALS INC.,

                                  as Borrower;

                            THE LENDERS PARTY HERETO;

                                       and

                              JPMORGAN CHASE BANK,

                             as Administrative Agent



                               ------------------


           J.P. MORGAN SECURITIES INC. and SALOMON SMITH BARNEY INC.,

          each as Joint Advisor, Co-Lead Arranger and Joint Bookrunner;

                          CITICORP NORTH AMERICA INC.,

                              as Syndication Agent;

                 SOCIETE GENERALE and FIRST UNION NATIONAL BANK

                           each as Documentation Agent



================================================================================

                                TABLE OF CONTENTS

                                                                                                               PAGE



                                    ARTICLE I

                                   Definitions

   Section 1.01.       Defined Terms.............................................................................. 1
   Section 1.02.       Classification of Loans and Borrowings.....................................................20
   Section 1.03.       Terms Generally............................................................................20
   Section 1.04.       Accounting Terms; GAAP.....................................................................21

                                   ARTICLE II

                                   The Credits

   Section 2.01.       Commitments................................................................................21
   Section 2.02.       Loans and Borrowings.......................................................................21
   Section 2.03.       Requests for Borrowings....................................................................22
   Section 2.04.       Swingline Loans............................................................................22
   Section 2.05.       Letters of Credit..........................................................................24
   Section 2.06.       Funding of Borrowings......................................................................27
   Section 2.07.       Interest Elections.........................................................................27
   Section 2.08.       Termination and Reduction of Commitments...................................................29
   Section 2.09.       Repayment of Loans, Evidence of Debt.......................................................29
   Section 2.10.       Amortization of Delayed Draw Term Loans....................................................30
   Section 2.11.       Prepayment of Loans........................................................................31
   Section 2.12.       Fees.......................................................................................32
   Section 2.13.       Interest...................................................................................33
   Section 2.14.       Alternate Rate of Interest.................................................................33
   Section 2.15.       Increased Costs............................................................................34
   Section 2.16.       Break Funding Payments.....................................................................35
   Section 2.17.       Taxes......................................................................................35
   Section 2.18.       Payments Generally; Pro Rata Treatment; Sharing of Set-offs................................36
   Section 2.19.       Mitigation Obligations; Replacement of Lenders.............................................38


                                   ARTICLE III

                         Representations and Warranties

   Section 3.01.       Organization; Powers.......................................................................39
   Section 3.02.       Authorization; Enforceability..............................................................39
   Section 3.03.       Governmental Approvals; No Conflicts.......................................................39


   Section 3.04.       Financial Condition; No Material Adverse Change............................................39
   Section 3.05.       Properties.................................................................................40
   Section 3.06.       Litigation and Environmental Matters.......................................................40
   Section 3.07.       Compliance with Laws and Agreements........................................................40
   Section 3.08.       Investment and Holding Company Status......................................................41
   Section 3.09.       Taxes......................................................................................41
   Section 3.10.       ERISA......................................................................................41
   Section 3.11.       Disclosure.................................................................................41
   Section 3.12.       Subsidiaries...............................................................................41
   Section 3.13.       Insurance..................................................................................41
   Section 3.14.       Labor Matters..............................................................................41
   Section 3.15.       Solvency...................................................................................42
   Section 3.16.       Security Documents.........................................................................42
   Section 3.17.       Federal Reserve Regulations................................................................43
   Section 3.18.       Senior Debt................................................................................43


                                   ARTICLE IV

                                   Conditions

   Section 4.01.       Each Credit Event..........................................................................44


                                    Article V

                              AFFIRMATIVE COVENANTS

   Section 5.01.       Financial Statements and Other Information.................................................44
   Section 5.02.       Notices of Material Events.................................................................45
   Section 5.03.       Information Regarding Collateral...........................................................46
   Section 5.04.       Existence; Conduct of Business.............................................................46
   Section 5.05.       Payment of Obligations.....................................................................46
   Section 5.06.       Maintenance of Properties..................................................................47
   Section 5.07.       Insurance..................................................................................47
   Section 5.08.       Casualty and Condemnation..................................................................47
   Section 5.09.       Books and Records; Inspection and Audit Rights.............................................47
   Section 5.10.       Compliance with Laws.......................................................................48
   Section 5.11.       Use of Proceeds and Letters of Credit......................................................48
   Section 5.12.       Additional Subsidiaries....................................................................48
   Section 5.13.       Further Assurances.........................................................................48


                                   ARTICLE VI

                               Negative Covenants

   Section 6.01.       Indebtedness; Certain Equity Securities....................................................49
   Section 6.02.       Liens......................................................................................50
   Section 6.03.       Fundamental Changes........................................................................52


   Section 6.04.       Investments, Loans, Advances, Guarantees and Acquisitions..................................52
   Section 6.05.       Asset Sales................................................................................53
   Section 6.06.       Sale and Lease-Back Transactions...........................................................54
   Section 6.07.       Hedging Agreements.........................................................................54
   Section 6.08.       Restricted Payments; Certain Payments of Indebtedness......................................54
   Section 6.09.       Transactions with Affiliates...............................................................55
   Section 6.10.       Restrictive Agreements.....................................................................55
   Section 6.11.       Amendment of Material Documents............................................................56
   Section 6.12.       Capital Expenditures.......................................................................56
   Section 6.13.       Leverage Ratio.............................................................................57
   Section 6.14.       Consolidated Cash Interest Expense Coverage Ratio..........................................57
   Section 6.15.       Minimum Consolidated EBITDA................................................................57


                                   ARTICLE VII

                                Events of Default



                                  ARTICLE VIII

                            The Administrative Agent



                                   ARTICLE IX

                                  Miscellaneous

   Section 9.01.       Notices....................................................................................62
   Section 9.02.       Waivers; Amendments........................................................................62
   Section 9.03.       Expenses; Indemnity; Damage Waiver.........................................................64
   Section 9.04.       Successors and Assigns.....................................................................65
   Section 9.05.       Survival...................................................................................67
   Section 9.06.       Counterparts; Integration; Effectiveness...................................................67
   Section 9.07.       Severability...............................................................................67
   Section 9.08.       Right of Set-off...........................................................................68
   Section 9.09.       Governing Law; Jurisdiction; Consent to Service of Process.................................68
   Section 9.10.       WAIVER OF JURY TRIAL.......................................................................68
   Section 9.11.       Headings...................................................................................69
   Section 9.12.       Confidentiality............................................................................69
   Section 9.13.       Interest Rate Limitation...................................................................69
   Section 9.14.       Senior Indebtedness........................................................................69


SCHEDULES:
==========

Schedule 1.01(a) -- Mortgaged Properties

Schedule 2.01 -- Commitments

Schedule 3.06 -- Disclosed Matters

Schedule 3.12 -- Subsidiaries

Schedule 3.13 -- Insurance

Schedule 3.16(g) -- Mortgage Filing Offices

Schedule 6.01 -- Existing Indebtedness

Schedule 6.02 -- Existing Liens

Schedule 6.04 -- Existing Investments

Schedule 6.09 -- Affiliate Transactions

Schedule 6.10 -- Existing Restrictions


EXHIBITS:
=========

Exhibit A -- Form of Assignment and Acceptance

Exhibit B -- Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit C -- Form of Opinion of King & Spalding

Exhibit D -- Form of Guarantee Agreement

Exhibit E -- Form of Indemnity, Subrogation and Contribution Agreement

Exhibit F -- Form of Pledge Agreement

Exhibit G -- Form of Supplemental Security Agreement

Exhibit H -- Form of BMS Promissory Note

Exhibit I -- Form of Transferred Inventory Note

Exhibit J -- Form of Collateral Assignment

                                             AMENDED AND RESTATED CREDIT
                              AGREEMENT dated as of December 21, 2001, among ENDO PHARMACEUTICALS HOLDINGS INC., a Delaware corporation, ENDO PHARMACEUTICALS INC., a Delaware corporation, the LENDERS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.



                  The parties hereto agree as follows:


                                   ARTICLE I

                                  Definitions

                  SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                  "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                  "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

                  "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Administrative Services Agreement" means the Administrative Services Agreement effective as of August 26, 1997, between the Borrower and BMS, as such agreement may be amended from time to time in accordance with this Agreement.

                  "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

                  "Applicable Rate" means, for any day with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Delayed Draw Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio for the period of four consecutive fiscal quarters of Holdings most recently ended as of such day:



            LEVERAGE RATIO:                 ABR SPREAD        EURODOLLAR SPREAD    COMMITMENT FEE RATE
            ---------------                 ----------        -----------------    -------------------
              CATEGORY 1                       1.25%                2.25%                0.500%
              ----------
 Equal to or greater than 2.00 to 1.00
              CATEGORY 2
Less than 2.00 to 1.00 but equal to or         1.00%                2.00%                0.500%
       greater than 1.50 to 1.00
              CATEGORY 3                       0.75%                1.75%                0.375%
              ----------
        Less than 1.50 to 1.00


                  For purposes of the foregoing, (a) the Leverage Ratio as described above shall be determined as of the end of each fiscal quarter of Holdings's fiscal year based upon Holdings's consolidated financial statements delivered pursuant to Section 5.01(a) or Section 5.01(b) and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the third day (such day, the "Applicable Rate Determination Date") after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; PROVIDED that the Leverage Ratio shall be deemed to be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or Section 5.01(b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.


                  "Applicable Rate Determination Date" has the meaning assigned to such term in the definition of the term "Applicable Rate".

                  "Approved Fund" means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; PROVIDED that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

                  "Asset Purchase Agreement" means the Asset Purchase Agreement dated as of June 27, 1997, among the Borrower, BMS, BMS Pharma and Endo Laboratories, L.L.C., a Delaware limited liability company, as such agreement may be amended from time to time in accordance with this Agreement.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                  "BMS" means Bristol-Myers Squibb Pharma Company, a Delaware general partnership (successor to known as The DuPont Merck Pharmaceutical Company, a Delaware general partnership).

                  "BMS Agreements" means the Lease Agreement, the Manufacture and Supply Agreement, the Administrative Services Agreement and the Warehousing and Distribution Agreement.

                  "BMS Pharma" means Bristol-Myers Squibb Holdings Pharma, Ltd., a Bermuda corporation (successor to DuPont Merck Pharma, a Delaware general partnership).

                  "BMS Promissory Notes" means, collectively, (a) the Transferred Inventory Note, (b) a note issued annually by the Borrower to BMS for its fixed costs in the face amount of $6,000,000 and (c) a note issued annually by the Borrower, payable to BMS or BMS Pharma, in an amount equal to the lesser of (i) 100% of the sum of all of BMS's and BMS Pharma's fixed and variable costs (as calculated pursuant to the Manufacture and Supply Agreement) and (ii) $17,000,000. Each BMS Promissory Note described in clause (b) above will be in substantially the form of Exhibit H.

                  "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

                  "Borrower" means Endo Pharmaceuticals Inc., a Delaware corporation.


                  "Borrowing" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

                  "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP or supplementally disclosed and, without duplication, (b) Capital Lease Obligations incurred by Holdings and its consolidated Subsidiaries during such period; PROVIDED, that the term "Capital Expenditure" shall not include any Permitted Acquisition.

                  "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. The term "Capital Lease Obligations" shall not include any operating lease of any Person.

                  "Capital Stock" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ' 9601 et seq.

                  "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                  "Change of Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record (or possession of the right to vote), other than pursuant to the pledge of Capital Stock of the Borrower to the Collateral Agent for the benefit of the Senior Secured Parties under the Pledge Agreement, by any Person other than Holdings of any Capital Stock of the Borrower, (b) any Person or group (within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as currently in effect), directly or indirectly, of more than 30% of the total ordinary voting power of the Capital Stock of Holdings, unless the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, as currently in effect), directly or indirectly, in the aggregate a greater percentage of the total ordinary voting power of the Capital Stock of Holdings than such other person, or (c) occupation of a majority of the seats on the Board of Directors of Holdings by Persons whose nomination for election by the stockholders of Holdings was not approved by either (i) a majority of the Permitted Holders or
(ii) a vote of a majority of the directors of Holdings whose election or nomination for election was previously so approved. For purposes of clause (b) of the immediately preceding sentence, the Permitted Holders shall be deemed to beneficially own any voting stock of a corporation held by any other corporation (the "parent corporation") so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the voting stock of the parent corporation.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Delayed Draw Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Delayed Draw Term Commitment.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

                  "Collateral Agent" means the "Collateral Agent", as defined in any applicable Loan Document.

                  "Collateral Assignment" means the Amended and Restated Collateral Assignment, substantially in the form of Exhibit J, between the Borrower and the Collateral Agent for the benefit of the Senior Secured Parties.

                  "Commitment" means a Revolving Commitment or Delayed Draw Term Commitment, or any combination thereof (as the context requires).

                  "Consolidated Cash Interest Expense" means, for any period, the interest expense, (a) to the extent paid or payable in cash on the Total Debt (including the interest component in respect of Capital Lease Obligations and excluding amortization of transaction fees and expenses for such period) and
(b) to the extent paid in cash on Indebtedness under any of the BMS Promissory Notes, in each case by Holdings and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Ebitda" means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of
(a) the aggregate amount of Consolidated Cash Interest Expense for such period,
(b) the aggregate amount of letter of credit fees paid during such period, (c) the aggregate amount of income tax expense for such period, (d) all amounts attributable to depreciation and amortization for such period, (e) all extraordinary and non-recurring charges during such period, PROVIDED that amount of charges added to Consolidated Net Income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10,000,000 during any fiscal year of Holdings or $20,000,000 in the aggregate, and (f) all other non-cash charges during such period , and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, the sum of (i) all extraordinary gains during such period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Holdings and the Subsidiaries in accordance with GAAP. For purposes of determining compliance with the requirements set forth in the definition of the term "Permitted Acquisition" and the financial covenants contained in Sections 6.13 and 6.14 as of any date, if the Borrower or any other Subsidiary of Holdings has made any Permitted Acquisition or material sale, transfer, lease or other disposition of assets that is outside of the ordinary course of business and permitted by Section 6.05 during the applicable period for determining Consolidated EBITDA, Consolidated EBITDA for such applicable period shall be calculated after giving pro forma effect to such Permitted Acquisition or material sale, transfer, lease or other disposition of assets, as if such Permitted Acquisition or material sale, transfer, lease or other disposition of assets (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over such applicable period for determining Consolidated EBITDA in accordance with its terms) had occurred on the first day of such applicable period for determining Consolidated EBITDA. Any pro forma calculations pursuant to the immediately preceding sentence shall be determined in good faith by senior management of the Borrower and may include adjustments for operating expense reductions and other synergistic benefits for such period that would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933, PROVIDED that the Borrower's calculation of such adjustments is set forth in a certificate signed by the chief financial officer of the Borrower.

                  "Consolidated Net Income" means, for any period, net income or loss of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded from such net income or loss (a) the income or loss of any Person in which any other Person (other than Holdings or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of the Subsidiaries by such Person during such period and (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of the Subsidiaries or the date such Person's assets are acquired by Holdings or any of the Subsidiaries.

                  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

                  "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                  "Delayed Draw Term Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Delayed Draw Term Commitment Termination Date and the date of termination of the Delayed Draw Term Commitments.

                  "Delayed Draw Term Borrowing" means a Borrowing comprised of Delayed Draw Term Loans.

                  "Delayed Draw Term Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Term Loan hereunder during the Delayed Draw Term Availability Period, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Delayed Draw Term Commitment is set forth on
Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Delayed Draw Term Commitment, as applicable. The initial aggregate amount of the Lenders' Delayed Draw Term Commitments is $25,000,000.

                  "Delayed Draw Term Commitment Termination Date" means August 26, 2002.

                  "Delayed Draw Term Lender" means a Lender with a Delayed Draw Term Commitment or an outstanding Delayed Draw Term Loan.

                  "Delayed Draw Term Loan" means a Loan made pursuant to clause
(a) of Section 2.01.

                  "Delayed Draw Term Maturity Date" means December 21, 2006.

                  "Designated Affiliate" means any Affiliate of Kelso other than any corporation or other Person (except for any corporation or other Person engaged in a business similar, complementary or related to the nature or type of the business of Holdings and the Subsidiaries) controlled by, or any investment fund (other than Kelso Investment Associates V, L.P. or any investment fund that is solely comprised of current and former professionals of Kelso) managed by, Kelso.

                  "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

                  "Documentation Agent" shall mean each of Societe Generale and First Union National Bank.

                  "Dollars" or "$" refers to lawful money of the United States of America.

                  "Effective Date" has the meaning provided in the Effectiveness Agreement.

                  "Effectiveness Agreement" means the Effectiveness Agreement dated as of the date hereof, among Holdings, the Borrower, the Lenders (as defined therein) and the Administrative Agent.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, Section 4001(b) of ERISA.

                  "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                  "Event of Default" has the meaning assigned to such term in
Article VII.

                  "Excess Cash Flow" means, for any period, the sum (without duplication) of:

                  (a) the Consolidated Net Income for such period, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

                  (b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such period; plus

                  (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such period plus (ii) the aggregate principal amount of Capital Lease Obligations and other Indebtedness incurred during such period to finance Capital Expenditures, to the extent that mandatory principal payments in respect of such Indebtedness would not be excluded from clause (g) below when made; minus

                  (d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such period plus (ii) the amount, if any, by which Net Working Capital increased during such period; minus

                  (e)  Capital Expenditures for such period; minus

                  (f)  Restricted Payments permitted by Section 6.08(a)(iii);
         minus

                  (g) the aggregate principal amount of Indebtedness repaid or prepaid by Holdings and its consolidated Subsidiaries during such period, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, (ii) Delayed Draw Term Loans prepaid pursuant to
         Section 2.11(b) or (c), (iii) repayments or prepayments of Indebtedness financed by incurring other Indebtedness, to the extent that mandatory principal payments in respect of such other Indebtedness would, pursuant to this clause (g), be deducted in determining Excess Cash Flow when made and (iv) Indebtedness referred to in clauses (a)(iii) and (a)(iv) of Section 6.01 and Indebtedness (other than term Indebtedness) referred to in clause (a)(vii) of Section 6.01.

                  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise, branch profits or functionally similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof or taxing authority therein) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) would have been entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) but for such designation of a new lending office (or assignment), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17(e) or to a change in circumstances of such Foreign Lender other than a Change in Law.

                  "Existing Security Agreement" means the Security Agreement among the Borrower, BMS, the Subsidiary Loan Parties that are subsidiaries of the Borrower, the Collateral Agent for the benefit of the Senior Secured Parties and the Junior Secured Party.

                  "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of Holdings.

                  "Financing Transactions" means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

                  "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

                  "GAAP" means generally accepted accounting principles in the United States of America.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

                  "Guarantee Agreement" means the Amended and Restated Guarantee Agreement, substantially in the form of Exhibit D, among Holdings and the Subsidiary Loan Parties (other than the Borrower) in favor of the Collateral Agent for the benefit of the Senior Secured Parties.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

                  "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                  "Holdings" means Endo Pharmaceuticals Holdings Inc., a Delaware corporation.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, PROVIDED that the amount of such Indebtedness shall, for purposes of this Agreement, be deemed to be limited to the value of the property so pledged, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                  "Indemnified Taxes" means Taxes other than Excluded Taxes.

                  "Indemnity, Subrogation and Contribution Agreement" means the Amended and Restated Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit E, among Holdings, the Borrower, the other Subsidiary Loan Parties and the Collateral Agent.

                  "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Delayed Draw Term Borrowing in accordance with Section 2.07.

                  "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

                  "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; PROVIDED that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

                  "Issuing Bank" means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

                  "Joint Venture" means, as to a Person, any corporation, partnership, limited liability company or other legal entity or arrangement in which such Person has any direct or indirect equity interest (or owns securities convertible into such an equity interest) and that is not a subsidiary of such Person.

                  "Junior Secured Party" has the meaning assigned to such term in the Existing Security Agreement.

                  "Kelso" means Kelso & Company, L.P., a Delaware limited partnership.

                  "Kelso Designees" means Richard M. Cyert, William A. Marquard, John F. McGillicuddy, David M. Roderick, George L. Shinn, Patricia Hetter Kelso, John Rutledge, Michel Rapoport, U. Bertram Ellis, Jr. and the Frank T. Nickell IRA.

                  "LC Availability Period" means the period from and including the Effective Date to but excluding the earlier of (a) the date that is five Business Days prior to the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

                  "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

                  "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                  "Lease Agreement" means the Lease Agreement effective as of August 26, 1997, between the Borrower and BMS, pursuant to which BMS will lease its Garden City, New York, facility to the Borrower, as such agreement may be amended from time to time in accordance with this Agreement.

                  "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

                  "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

                  "Leverage Ratio" means, with respect to any period, the ratio of (a) Total Debt as of the last day of such period to (b) Consolidated EBITDA for such period, all determined on a consolidated basis in accordance with GAAP.

                  "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                  "Loan Documents" means this Agreement, the Letters of Credit, the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and the Security Documents.

                  "Loan Parties" means Holdings, the Borrower and the other Subsidiary Loan Parties.

                  "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

                  "Management Investors" means the officers and employees of Holdings at any time when Kelso beneficially owns (as defined in clause (b) of the definition of the term "Change of Control") (a) more than 30% of the total ordinary voting power of the Capital Stock of Holdings and (b) a greater percentage of the total ordinary voting power of the Capital Stock of Holdings than is then beneficially owned in the aggregate by the officers and employees of Holdings.

                  "Manufacture and Supply Agreement" means the Manufacture and Supply Agreement dated as of August 26, 1997, among BMS, BMS Pharma and the Borrower, pursuant to which BMS or BMS Pharma will manufacture, for sale by the Borrower, certain products described in such agreement, as such agreement may be amended from time to time in accordance with this Agreement.

                  "Margin Stock" has the meaning assigned to such term in Regulation U.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or condition, financial or otherwise, of Holdings, the Borrower and the other Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

                  "Material Indebtedness" means (a) Indebtedness and all other obligations under any BMS Promissory Notes and (b) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the other Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Senior Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

                  "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on
Schedule 1.01(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to
Section 5.12 or 5.13.

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Proceeds" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings, the Borrower and the other Subsidiaries to third parties (other than Affiliates of Holdings, the Borrower or any of the other Subsidiaries) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and lease-back transaction or a casualty or other insured damage or condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the other Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the other Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the other Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings); PROVIDED, HOWEVER, that with respect to any sale, transfer or other disposition of an asset (including pursuant to a sale and lease-back transaction or, subject to Section 5.08, a casualty or other insured damage or condemnation or similar proceeding), if Holdings shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of such sale, transfer or other disposition setting forth Holdings's intent to cause the Borrower or the other Subsidiaries to use the proceeds of such sale, transfer or other disposition to replace or repair the assets that are the subject of such sale, transfer or other disposition with other assets to be used in the same line of business within 365 days of receipt of such proceeds and no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Proceeds.

                  "Net Working Capital" means, at any date, (a) the consolidated current assets of Holdings and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness), in each case excluding purchase accounting adjustments. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

                  "Other Taxes" means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                  "Participant" has the meaning assigned to such term in Section 9.04(e).

                  "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in Section 4001(a)(4) of ERISA and any successor entity performing similar functions.

                  "Perfection Certificate" means a certificate in the form of Annex 2 to the Supplemental Security Agreement or any other form approved by the Collateral Agent.

                  "Permitted Acquisition" means any acquisition (whether by purchase, merger, consolidation or otherwise) of the assets of, or Capital Stock of, a Person or division or line of business of a Person that is engaged in a line or lines of business reasonably related (ancillary or complementary) to the line of business or lines of business of Holdings, the Borrower or any other Subsidiary that was not preceded by an unsolicited tender offer for any Capital Stock of such Person if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) all transactions related thereto are consummated in accordance with applicable laws, (c) in the case of an acquisition of Capital Stock of a Person, all actions required to be taken, if any, with respect to each Subsidiary resulting from such acquisition under Section 5.12 and 5.13 shall have been taken, (d) Holdings, the Borrower and the other Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (including giving effect to operating expense reductions and other synergistic benefits permitted to be included for this purpose in the calculation set forth in the definition of the term Consolidated EBITDA), with the financial covenants contained in Sections 6.13 and 6.14 recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which financial statements are available as if such acquisition (and any related incurrence or repayment of indebtedness) had occurred on the first day of each applicable period for testing such compliance and (e) Holdings has delivered to the Administrative Agent an officer's certificate to the effect set forth in clauses (a), (c) and

(d) above, together with all relevant financial information for the assets or line of business or Person being acquired and reasonably detailed calculations demonstrating compliance with the requirements set forth in clause (d) above; PROVIDED, that the aggregate cash consideration shall not exceed $75,000,000 in respect of all Permitted Acquisitions during the term of this Agreement.

                  "Permitted Encumbrances" means:

                  (a) Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in compliance with
         Section 5.05;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with
         Section 5.05;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

                  (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings, the Borrower or any other Subsidiary;

                  (g) any interest of a landlord in or to property of the tenant imposed by law, arising in the ordinary course of business and securing lease obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05, or any possessory rights of a lessee to the leased property under the provisions of any lease permitted by the terms of this Agreement;

                  (h) Liens of a collection bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction; and

                  (i) Liens arising under applicable Environmental Laws that are being contested in compliance with Section 5.05; PROVIDED that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

                  "Permitted Holders" means Kelso and the Designated Affiliates, the Kelso Designees, the Management Investors, any employee stock ownership plan established by Holdings for the benefit of the employees of Holdings, the Borrower or any other Subsidiary (an "ESOP") and their Permitted Transferees; PROVIDED, HOWEVER, that for purposes of clause (b) of the definition of the term "Change of Control", if the Capital Stock of Holdings held by ESOPs represent in the aggregate in excess of 10% of the total ordinary voting power of the Capital Stock of Holdings, then such ESOPs will not be considered to be Permitted Holders with respect to such excess.

                  "Permitted Investments" means:


                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

                  (e) shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least $500,000,000 and invest only in obligations described in clauses (a) through (c) above to the extent that such shares are rated by Moody's or S&P in one of the two highest rating categories assigned by such agency for shares of such nature.

                  "Permitted Transferees" means (a) in the case of Kelso, (i) any Designated Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of Kelso or any Designated Affiliate (collectively, "Kelso Associates"), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Kelso Associate or Kelso Designee and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Kelso Associate or Kelso Designee, his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants, and (b) in the case of any Management Investors, (i) his executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge Agreement" means the Amended and Restated Pledge Agreement, substantially in the form of Exhibit F, among Holdings, the Borrower, the other Subsidiary Loan Parties and the Collateral Agent for the benefit of the Senior Secured Parties.

                  "Prepayment Event" means:

                  (a) any sale, transfer or other disposition (including pursuant to a sale and lease-back transaction) of any property or asset of Holdings, the Borrower or any other Subsidiary, other than (i) dispositions described in clauses (a) and (b) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of Holdings; or

                  (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any other Subsidiary, other than casualties, insured damage or takings resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of Holdings; or

                  (c) the issuance by Holdings, the Borrower or any other Subsidiary of any Capital Stock, or the receipt by Holdings, the Borrower or any other Subsidiary of any capital contribution, other than (i) any such issuance of equity securities to, or receipt of any such capital contribution from, Holdings, the Borrower or any other Subsidiary, (ii) the issuance of Capital Stock of Holdings to employees of Holdings, the Borrower or any of the other Subsidiaries in their capacity as such pursuant to employee benefit plans and employment agreements, (iii) the issuance of equity securities of Holdings to Kelso Designees pursuant to subscription agreements disclosed in writing to the Administrative Agent prior to the date of this Agreement, (iv) the issuance of equity securities of Holdings to any one or more of the Permitted Holders pursuant to a private placement and (v) the issuance of other Capital Stock of Holdings, the proceeds of which do not exceed $5,000,000; or

                  (d) the incurrence by Holdings, the Borrower or any other Subsidiary of any Indebtedness, other than Indebtedness permitted by
         Section 6.01.

                  "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

                  "Register" has the meaning set forth in Section 9.04.

                  "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                  "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

                  "Related PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Release" has the meaning set forth in Section 101(22) of CERCLA.

                  "Required Lenders" means, at any time, Lenders having Revolving Exposures, Delayed Draw Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Delayed Draw Term Loans and unused Commitments at such time.

                  "Restricted Indebtedness" shall mean Indebtedness of Holdings, the Borrower or any other Subsidiary the payment, prepayment, redemption, repurchase or defeasance of which is restricted under Section 6.08.

                  "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Capital Stock of Holdings, the Borrower or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock of Holdings, the Borrower or any other Subsidiary or any option, warrant or other right to acquire any such Capital Stock of Holdings, the Borrower or any other Subsidiary.

                  "Revolving Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

                  "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $75,000,000.

                  "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

                  "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

                  "Revolving Loan" means a Loan made pursuant to clause (b) of
Section 2.01.

                  "Revolving Maturity Date" means December 21, 2006.

                  "S&P" means Standard & Poor's Ratings Service.

                  "Security Agreements" means the Existing Security Agreement and the Supplemental Security Agreement.

                  "Security Documents" means the Security Agreements, the Pledge Agreement, the Collateral Assignment, the Mortgages and each other security agreement, mortgage or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Senior Obligations.

                  "Senior Obligations" has the meaning assigned to such term in the Security Documents.

                  "Senior Secured Parties" has the meaning assigned to such term in the Security Documents.

                  "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                  "Subsidiary" means any subsidiary of Holdings, including the Borrower.

                  "Subsidiary Loan Party" means any Subsidiary that is not a Foreign Subsidiary.

                  "Supplemental Security Agreement" means the Supplemental Security Agreement, substantially in the form of Exhibit G, among Holdings, the Borrower, the other Subsidiary Loan Parties and the Collateral Agent for the benefit of the Senior Secured Parties.

                  "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

                  "Swingline Lender" means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

                  "Swingline Loan" means a Loan made pursuant to Section 2.04.

                  "Synthetic Purchase Agreement" means any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any other Subsidiary is or may become obligated to make (a) any payment not expressly permitted hereunder (i) in connection with a purchase by any Person other than Holdings, the Borrower and the other Subsidiaries of any Capital Stock of Holdings, the Borrower or any other Subsidiary or (ii) in respect of any Restricted Indebtedness or (b) any payment not expressly permitted hereunder the amount of which is determined by reference to (i) the price or value at any time of any Capital Stock of Holdings, the Borrower or any other Subsidiary or (ii) Restricted Indebtedness; PROVIDED that any phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower and the other Subsidiaries (or to their heirs or estates) shall be deemed not to be a Synthetic Purchase Agreement.

                  "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Total Debt" means, as of any date of determination, without duplication, (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the other Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (other than (i)the BMS Promissory Notes and (ii) Indebtedness of the type referred to in clause (h) of the definition of the term "Indebtedness", except to the extent of any unreimbursed drawings thereunder).

                  "Transactions" means the Financing Transactions.

                  "Transferred Inventory Note" means a note issued on August 26, 1997, by the Borrower to BMS pursuant to Article 3 of the Asset Purchase Agreement, substantially in the form of Exhibit I.

                  "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                  "Warehousing and Distribution Agreement" means the Warehousing and Distribution Agreement effective as of August 26, 1997, between the Borrower and BMS, as such agreement may be amended from time to time in accordance with this Agreement.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

                  SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and

"property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                  SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.


                                   ARTICLE II

                                  The Credits

                  SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Delayed Draw Term Loan to the Borrower during the Delayed Draw Term Availability Period in a principal amount not exceeding its Delayed Draw Term Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Delayed Draw Term Loans may not be reborrowed.

                  SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; PROVIDED that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                  (b) Subject to Section 2.14, each Revolving Borrowing and Delayed Draw Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Notwithstanding anything to the contrary contained herein, all Borrowings made on the Effective Date shall be ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                  (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; PROVIDED that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by
Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; PROVIDED that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

                  (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Delayed Draw Term Maturity Date, as applicable.

                  SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Delayed Draw Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; PROVIDED that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) whether the requested Borrowing is to be a Revolving Borrowing or Delayed Draw Term Borrowing;

                  (ii)  the aggregate amount of such Borrowing;

                  (iii) the date of such Borrowing, which shall be a Business
Day;

                  (iv) subject to the second sentence of Section 2.02(b), whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

                  SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; PROVIDED that the

Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

                  (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

                  (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

                  SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                  (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $5,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

                  (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

                  (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; PROVIDED that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

                  (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; PROVIDED that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the

Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless it has received written notice to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                  (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; PROVIDED that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

                  (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; PROVIDED that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

                  (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; PROVIDED that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any

Event of Default with respect to the Borrower described in clause (h) or (i) of
Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments (if requested by the Borrower) shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

                  SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; PROVIDED that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; PROVIDED that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

                  (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

                  SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Delayed Draw Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

                  (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

                  (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

                  (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

                  (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding

ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

                  SECTION 2.08.     Termination and Reduction of Commitments.
(a) Unless previously terminated, (i) the Delayed Draw Term Commitments shall terminate on the Delayed Draw Term Maturity Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date. Notwithstanding the immediately preceding sentence, the Delayed Draw Term Commitment of each Lender shall be automatically and permanently reduced to zero at the time any Delayed Draw Term Loan is made by such Lender, whether the amount of such Lender's Delayed Draw Term Commitment is equal to or exceeds the amount of such Delayed Draw Term Loan made by such Lender.

                  (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; PROVIDED that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

                  (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; PROVIDED that a notice of termination of the Revolving Commitments or Delayed Draw Term Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

                  SECTION 2.09. Repayment of Loans, Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Delayed Draw Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the date of any demand for payment by the Swingline Lender, PROVIDED that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

                  SECTION 2.10. Amortization of Delayed Draw Term Loans. (a) Subject to adjustment pursuant to paragraphs (b) and (c) of this Section, the Borrower shall repay Delayed Draw Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:


                           DATE                                                             AMOUNT
                           ----                                                             ------
                  June 30, 2002                                                             $1,250,000
                  December 31, 2002                                                         $1,250,000
                  June 30, 2003                                                             $1,250,000
                  December 31, 2003                                                         $1,250,000
                  June 30, 2004                                                             $1,875,000
                  December 31, 2004                                                         $1,875,000
                  June 30, 2005                                                             $3,125,000
                  December 31, 2005                                                         $3,125,000
                  June 30, 2006                                                             $5,000,000
                  Delayed Draw Term Maturity Date                                           $5,000,000


                  (b) The amount of Delayed Draw Term Borrowings required to be paid on June 30, 2002 shall be reduced by the an amount equal to (i) (A) the number of days from but not including the Effective Date to and including the date on which Delayed Draw Term Loans are made DIVIDED by (B) the number of days from but not including the Effective Date to and including June 30, 2002, MULTIPLIED by (ii) the amount set forth opposite the date June 30, 2002, in paragraph (a) above. If no Delayed Draw Term Loans have been made prior to June 30, 2002, the amount of Delayed Draw Term Borrowings required to be paid on December 31, 2002, shall be reduced by the an amount equal to (i) (A) the number of days from but not including June 30, 2002, to and including the date on which Delayed Draw Term Loans are made DIVIDED by (B) the number of days from but not including June 30, 2002, to and including December 31, 2002, MULTIPLIED by (ii) the amount set forth opposite the date December 31, 2002, in paragraph (a) above. Notwithstanding anything set forth in this paragraph (b), if no Delayed Draw Term Borrowings are outstanding on (a) April 1, 2002, then the Borrower shall not be required to repay Delayed Draw Term Borrowings on June 30, 2002, and (b) September 1, 2002, then the Borrower shall not be required to repay Delayed Draw Term Borrowings on December 31, 2002. To the extent not previously paid, all Delayed Draw Term Loans shall be due and payable on the Delayed Draw Term Maturity Date.

                  (c) If the initial aggregate amount of the Lenders' Delayed Draw Term Commitments exceeds the aggregate principal amount of the Delayed Draw Term Loans (if any) that are made during the Delayed Draw Term Availability Period, then the scheduled repayments of Delayed Draw Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Delayed Draw Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Delayed Draw Term Borrowings to be made pursuant to this Section ratably; PROVIDED that any prepayment made pursuant to Section 2.11(a) shall be applied, first, to reduce the next two scheduled repayments of the Delayed Draw Term Borrowings to be made pursuant to this Section unless and until such next two scheduled repayments have been eliminated as a result of reductions hereunder and, second, to reduce the remaining scheduled repayments of the Delayed Draw Term Borrowings to be made pursuant to this Section ratably.

                  (d) Prior to any repayment of any Delayed Draw Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; PROVIDED that each repayment of Delayed Draw Term Borrowings shall be applied to repay any outstanding ABR Delayed Draw Term Borrowings before any other Borrowings. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Delayed Draw Term Borrowings shall be accompanied by accrued interest on the amount repaid.

                  SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

                  (b) Subject to the provisions of Section 5.08(b), in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, (i) deliver to the Administrative Agent a certificate signed by an executive officer of the Borrower with respect to the computation of such Net Proceeds and (ii) prepay Delayed Draw Term Borrowings (if any) in an aggregate amount equal to such Net Proceeds (or, if less, the aggregate amount of outstanding Delayed Draw Term Borrowings).

                  (c) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2002, the Borrower shall prepay Delayed Draw Term Borrowings in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year (or, if less, the aggregate amount of outstanding Delayed Draw Term Borrowings); PROVIDED that such percentage shall be reduced from 50% to 25% with respect to the mandatory prepayment under this paragraph (c) in respect of any fiscal year if the Leverage Ratio as of the first Applicable Rate Determination Date following the end of such fiscal year is less than 2.00 to 1.00. Each prepayment pursuant to this paragraph shall be made on or before the date that is three Business Days after the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 93 days after the end of each such fiscal year).

                  (d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall elect the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section; PROVIDED that each prepayment of Borrowings of any Class shall be applied to prepay ABR Borrowings of such Class before any other Borrowings of such Class.

                  (e) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; PROVIDED that, if a notice of optional prepayment of any Loan is given in connection with a conditional notice of termination of the Revolving Commitments or Delayed Draw Term Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with
Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by
Section 2.13.

                  SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each of the Revolving Commitment and the Delayed Draw Term Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and in respect of the Delayed Draw Term Commitments on the date on which the Delayed Draw Term Commitments terminate and in respect of the Revolving Commitments on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

                  (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; PROVIDED that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

                  (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                  SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

                  (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

                  (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate (including margin) otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate (including margin) applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

                  (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; PROVIDED that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

                  (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

                  SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                  (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank in respect thereof (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

                  (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

                  (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

                  (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; PROVIDED that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor, and PROVIDED FURTHER that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

                  SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

                  SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then
(i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or

Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                  (e) Each Foreign Lender, and any Issuing Bank that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (together with the Foreign Lenders, the "Non-U.S. Lenders"), shall deliver to the Borrower (with a copy to the Administrative Agent) two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto (and, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a certificate, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or any other Loan Document. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or designates a new lending office. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.17, a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 2.17(e) that such Non-U.S. Lender is not legally able to deliver.

                  (f) If the Administrative Agent, any Lender or any Issuing Bank receives a refund solely in respect of Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower to the extent that it has already received indemnity payments or additional amounts pursuant to this Section 2.17 with respect to such Indemnified Taxes or Other Taxes giving rise to the refund, net of all out-of-pocket expenses and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED, HOWEVER, that the Borrower shall, upon request of the Administrative Agent or such Lender, repay such refund (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained herein shall require the Administrative Agent or any Lender to make its tax returns (or any other information relating to its taxes that it deems confidential) available to the Borrower or any other Person.

                  SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under
Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

                  (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

                  (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Delayed Draw Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Delayed Draw Term Loans and participations in LC Disbursements and Swingline Loans; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings, the Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                  (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                  (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

                  SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                  (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 , or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                  ARTICLE III

                         Representations and Warranties

                  The Borrower represents and warrants to the Lenders that:

                  SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                  SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of the other Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of the other Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the other Subsidiaries, and (d) will not result in the creation or imposition of any Lien (other than any Lien expressly permitted by Section 6.02) on any asset of Holdings, the Borrower or any of the other Subsidiaries, except Liens created under the Loan Documents.

                  SECTION 3.04. Financial Condition; No Material Adverse Change. (a) Holdings has heretofore furnished to the Lenders its (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2000, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) consolidated balance sheet and statements of income and cash flows as of and for the portion of the fiscal year ended September 30, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

                  (b) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, neither Holdings, nor the Borrower nor any of the other Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

                  (c) Since December 31, 2000, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Holdings, the Borrower and the other Subsidiaries, taken as a whole.

                  SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and the other Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

                  (b) Each of Holdings, the Borrower and the other Subsidiaries owns, or is licensed or otherwise has a valid right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the other Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of the other Subsidiaries as of the Effective Date after giving effect to the Transactions.

                  (d) As of the Effective Date, (i) neither Holdings nor the Borrower nor any of the other Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation and (ii) neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

                  SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of the other Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

                  (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor the Borrower nor any of the other Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability.

                  (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Borrower and the other Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

                  SECTION 3.08. Investment and Holding Company Status. Neither Holdings nor the Borrower nor any of the other Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.09. Taxes. Each of Holdings, the Borrower and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such other Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans by an amount that would be reasonably likely to result in a Material Adverse Effect.

                  SECTION 3.11. Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of the other Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, none of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                  SECTION 3.12. Subsidiaries. Holdings does not have any subsidiaries other than the Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of Holdings in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.

                  SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the other Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

                  SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any other Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the other Subsidiaries have not been in violation of the Fair

Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from Holdings, the Borrower or any other Subsidiary, or for which any claim may be made against Holdings, the Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such other Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any other Subsidiary is bound.

                  SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

                  SECTION 3.16. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when such Collateral is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority security interest in all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other person.

                  (b) The Existing Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Existing Security Agreement) and constitutes a fully perfected security interest in all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Existing Security Agreement)), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

                  (c) The Supplemental Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Supplemental Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the Supplemental Security Agreement shall constitute a fully perfected security interest in all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Supplemental Security Agreement)), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

                  (d) The Existing Security Agreement constitutes a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral consisting of Intellectual Property (as defined in the Existing Security Agreement) in which a security interest may be perfected by recording a security agreement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to all Liens of any other person other than Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, copyright registrations and copyright applications acquired by the Loan Parties after the date hereof).

                  (e) When the Supplemental Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Supplemental Security Agreement shall constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral consisting of Intellectual Property (as defined in the Supplemental Security Agreement) in which a security interest may be perfected by recording a security agreement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to all Liens of any other person other than Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, copyright registrations and copyright applications acquired by the Loan Parties after the date hereof).

                  (f) The Collateral Assignment is effective to create in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Assigned Contracts (as defined in the Collateral Assignment) and, when financing statements in appropriate form are filed in the office as specified on Schedule 6 to the applicable Perfection Certificate, the Collateral Assignment shall constitute a fully perfected security interest in all right, title and interest of the grantors thereunder in such Assigned Contracts, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

                  (g) The Mortgages, when executed and delivered, will be effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for the benefit of the Senior Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.16(g), the Mortgages shall constitute a security interest in all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

                  SECTION 3.17. Federal Reserve Regulations. (a) Neither Holdings nor the Borrower nor any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

                  (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

                  SECTION 3.18. Senior Debt. Except for the Senior Obligations, the Borrower has no Indebtedness or other obligations outstanding that constitute Senior Debt (as defined in the BMS Promissory Notes).

                                   ARTICLE IV

                                   Conditions

                  SECTION 4.01. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

                  (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and
(b) of this Section.


                                   ARTICLE V

                              Affirmative Covenants

                  Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

                  SECTION 5.01. Financial Statements and Other Information. Holdings will furnish to the Administrative Agent and each Lender:

                  (a) commencing with the fiscal year ending December 31, 2001, within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) commencing with the fiscal quarter ending March 31, 2002, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13, 6.14 and 6.15 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

                  (e) within 45 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

                  (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

                  SECTION 5.02. Notices of Material Events. Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a)  the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that could reasonably be expected to have to an adverse outcome that would result in a Material Adverse Effect;

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the other Subsidiaries in an aggregate amount exceeding $10,000,000;

                  (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

                  (e) promptly after the same become publicly available, all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any other Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; it is understood and agreed that Holdings may furnish notice under this Section 5.02(e) by email transmission.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                  SECTION 5.03. Information Regarding Collateral. (a) Holdings will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it with an aggregate book value in excess of $10,000,000 is located (including the establishment of any such new office or facility, but excluding the consolidation of one existing office location with another existing office location), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. Holdings agrees to give not less than 30 days' prior written notice of any change referred to in the immediately preceding sentence and to provide to the Administrative Agent all filings necessary under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

                  (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of
Section 5.01, Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Holdings (i) setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refiling, rerecording and reregistrations, containing a description of the applicable Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause
(i) above to the extent necessary to protect and perfect the security interests under each Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

                  SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; PROVIDED that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under
Section 6.03.

                  SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, satisfy its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings,

(b) Holdings, the Borrower or such other Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, as applicable.

                  SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and (b) such other insurance as is required pursuant to the terms of any Security Document.

                  SECTION 5.08. Casualty and Condemnation. (a) Holdings will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral in excess of $2,000,000 or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

                  (b) If any event described in paragraph (a) of this Section results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Proceeds and, if received by Holdings, the Borrower or any other Subsidiary, such Net Proceeds shall be paid over to the Administrative Agent; PROVIDED that
(i) if the aggregate Net Proceeds in respect of such event (other than proceeds of business income insurance) are less than $10,000,000, such Net Proceeds shall be paid over to the Borrower unless a Default has occurred and is continuing and
(ii) all proceeds of business income insurance shall be paid over to the Borrower unless a Default has occurred and is continuing. All such Net Proceeds retained by or paid over to the Administrative Agent shall be held by the Administrative Agent and released from time to time to pay the costs of repairing, restoring or replacing the affected property in accordance with the terms of the applicable Security Document, subject to the provisions of the applicable Security Document regarding application of such Net Proceeds during a Default.

                  (c) If any Net Proceeds retained by or paid over to the Administrative Agent as provided above continue to be held by the Administrative Agent on the date that is 365 days after the receipt of such Net Proceeds, then such Net Proceeds shall be applied to prepay Delayed Draw Term Borrowings as provided in Section 2.11(b).

                  SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                  SECTION 5.10. Compliance With Laws. Each of Holdings and the Borrower will, and each, as applicable, will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including any applicable Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Delayed Draw Term Loans will be used only for the payment of principal and interest in respect of the BMS Promissory Notes. The proceeds of the Revolving Loans and Swingline Loans will be used only for general corporate purposes (including Permitted Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only for general corporate purposes.

                  SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, Holdings will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Subsidiary Loan Party, Holdings and the Borrower, as applicable, will cause such Subsidiary to become a party to the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each applicable Security Document in the manner provided therein within ten Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Senior Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Capital Stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, Holdings and the Borrower, as applicable, will cause such Capital Stock and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within ten Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, Capital Stock of such Subsidiary to be pledged pursuant to the Pledge Agreement shall be limited to 65% of the total combined voting power of all outstanding Capital Stock of such Subsidiary entitled to vote).

                  SECTION 5.13. Further Assurances. (a) Each of Holdings and the Borrower will, and each, as applicable, will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

                  (b) If (i) any material assets (including any real property or improvements thereto (other than any individual real property or improvements with a fair market value not in excess of $500,000, PROVIDED that the aggregate fair market value of all real property or improvements excluded pursuant to this parenthetical shall in no event exceed $2,000,000 in the aggregate) or (ii) any interest therein (other than leasehold interests in real property)) are acquired by Holdings, the Borrower or any other Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under either Security Agreement that become subject to the Lien of such Security Agreement upon acquisition thereof), Holdings will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, each of Holdings and the Borrower will cause such assets to be subjected to a Lien securing the Senior Obligations and will take, and, as applicable, will cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

                  (c) Holdings and the Borrower will cause the Administrative Agent to receive within 30 days after the Effective Date, a favorable written opinion (addressed to the Administrative Agent and reasonably satisfactory to the Administrative Agent and its counsel) of special intellectual property counsel for Holdings, the Borrower and the other Subsidiaries, covering such matters relating to the intellectual property of the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.


                                   ARTICLE VI

                               Negative Covenants

                  Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

                  Section 6.01.     INDEBTEDNESS; CERTAIN EQUITY SECURITIES.
(a) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                  (i)   Indebtedness created under the Loan Documents;

                  (ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

                  (iii) Indebtedness of the Borrower to any other Subsidiary and of any Subsidiary other than the Borrower to the Borrower or any other Subsidiary; PROVIDED that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

                  (iv) Guarantees by the Borrower of Indebtedness of any other Subsidiary and by any Subsidiary other than the Borrower of Indebtedness of the Borrower or any other Subsidiary; PROVIDED that Guarantees by the Borrower or any other Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

                  (v) Indebtedness of the Borrower or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof; PROVIDED that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $15,000,000 at any time outstanding;

                  (vi) Indebtedness of any Person that becomes a Subsidiary after the date hereof; PROVIDED that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $10,000,000 at any time outstanding;

                  (vii) other unsecured Indebtedness in an aggregate principal amount not exceeding $15,000,000 at any time outstanding; PROVIDED that the aggregate principal amount of Indebtedness of the Borrower's Subsidiaries permitted by this clause (vii) shall not exceed $5,000,000 at any time outstanding;

                  (viii) Indebtedness under Hedging Agreements entered into in accordance with Section 6.07;

                  (ix) Indebtedness under the Transferred Inventory Note any BMS Promissory Notes issued in accordance with the Manufacture and Supply Agreement; and

                  (x) Indebtedness of the Borrower incurred (A) in consideration for the repurchase, redemption, retirement or other acquisition of shares of its Capital Stock, or options or warrants for the purchase of shares of its Capital Stock, held by officers, directors or employees of the Borrower or any other Subsidiary pursuant to a compensation plan or arrangement in connection with the death, disability or termination of employment of such officer, director or employee or (B) in exchange for or in payment of Indebtedness permitted under Section 6.01(a)(x)(A); PROVIDED that such Indebtedness is subordinate to the Senior Obligations to at least the same extent as the BMS Promissory Notes are subordinate to the Senior Obligations.

                  (b) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, issue any preferred stock (except for preferred stock (i) that is not subject to redemption other than redemption at the option of the Borrower or such Subsidiary and (ii) all payments in respect of which are expressly subordinated to the Senior Obligations) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of the Borrower or any other Subsidiary or any option, warrant or other right to acquire any such Capital Stock, except as permitted under Section 6.09(c).

                  (c) Notwithstanding anything provided in this Section 6.01, each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness that constitutes Senior Debt (as defined in the BMS Promissory Notes) other than the Senior Obligations.

                  SECTION 6.02. Liens. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Liens created under the Loan Documents;

                  (b) Permitted Encumbrances;

                  (c) any Lien on any property or asset of the Borrower or any other Subsidiary existing on the date hereof and set forth in Schedule 6.02; PROVIDED that (i) such Lien shall not apply to any other property or asset of the Borrower or any other Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; PROVIDED that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any other Subsidiary; PROVIDED that (i) such security interests secure Indebtedness permitted by clause (v) of
          Section 6.01(a), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement,
          (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any other Subsidiary;

                  (f) any second-priority Lien on real estate acquired by the Borrower or any other Subsidiary; PROVIDED that (i) such real estate is subject to a first-priority Lien securing the Senior Obligations created pursuant to Section 5.13(b) and (ii) such second-priority Lien
          (A) secures only the BMS Promissory Notes, (B) is expressly subject and subordinate to the first-priority Lien with respect to such real estate securing the Senior Obligations created pursuant to Section 5.13(b) and (iii) is created pursuant to arrangements satisfactory in all respects to the Administrative Agent; and

                  (g) Liens (other than those permitted by paragraphs (a) through (f) above) securing liabilities permitted hereunder in an aggregate amount not exceeding $5,000,000 at any time outstanding.

                  SECTION 6.03. Fundamental Changes. (a) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary other than the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary other than the Borrower may merge into any Subsidiary Loan Party in a transaction in which the surviving entity is a Subsidiary Loan Party, (iii) any Subsidiary other than the Borrower that is not a Loan Party may merge into any Subsidiary that is not a Loan Party and (iv) any Subsidiary other than the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; PROVIDED that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

                  (b) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

                  (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Capital Stock of the Borrower, Endo Inc. and other Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than Capital Stock of the Borrower and Endo Inc., cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

                  SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

                  (a)  Permitted Investments;

                  (b)  investments existing on the date hereof and set forth on
          Schedule 6.04;

                  (c) investments by Holdings, the Borrower and the other Subsidiaries in the Capital Stock of their respective Subsidiaries; PROVIDED that any such Capital Stock shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12) and (ii) the amount of investments by Holdings, the Borrower and the other Subsidiaries in Subsidiaries that are not Loan Parties shall not exceed $5,000,000 in the aggregate at any time outstanding;

                  (d) loans or advances made by the Borrower to any other Subsidiary and made by any Subsidiary other than the Borrower to the Borrower or any other Subsidiary; PROVIDED that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (ii) the amount of all such loans and advances by Loan

          Parties to Subsidiaries that are not Loan Parties shall not exceed $5,000,000 in the aggregate at any time outstanding;

                  (e) Guarantees constituting Indebtedness permitted by Section 6.01; PROVIDED that the amount of Indebtedness that is (i) outstanding with respect to Subsidiaries that are not Loan Parties and (ii) Guaranteed by any Loan Party shall not exceed $5,000,000 in the aggregate at any time outstanding;

                  (f) loans to employees of Holdings, the Borrower and the other Subsidiaries in their capacity as such, in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

                  (g)  Hedging Agreements permitted under Section 6.07;

                  (h) investments in Joint Ventures in an aggregate amount not to exceed $40,000,000 at any time outstanding, PROVIDED that the aggregate amount of cash investments pursuant to this clause (h) shall not exceed $20,000,000 at any time outstanding;

                  (i) (i) non-recourse loans to employees the proceeds of which shall be used to purchase common stock of Holdings and (ii) loans to management shareholders the proceeds of which shall be used to purchase common stock of Holdings; PROVIDED that all loans under this clause (i) shall not exceed $7,500,000 in the aggregate at any time outstanding;

                  (j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                  (k) Permitted Acquisitions; and

                  (l) other investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

                  SECTION 6.05. Asset Sales. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock, nor will Holdings permit the Borrower or any of its other Subsidiaries to issue any additional shares of its Capital Stock or other ownership interest in such Subsidiary, except:

                  (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business; PROVIDED that all such sales shall be made for fair value and solely for cash consideration;

                  (b) sales, transfers and dispositions to the Borrower or any other Subsidiary; PROVIDED that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09; and

                  (c) sales, transfers and dispositions of assets (other than Capital Stock of a Subsidiary) that are not permitted by any other clause of this Section; PROVIDED that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $5,000,000 during any fiscal year of Holdings and (ii) all sales, transfers, leases and other dispositions permitted under this clause (c) shall be made for fair value and solely for cash consideration.

                  SECTION 6.06. Sale and Lease-Back Transactions. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred; PROVIDED that the Borrower and the other Subsidiaries may enter into any such transaction to the extent the Capital Lease Obligation and Liens associated therewith would be permitted by Sections 6.01(a)(v) and 6.02(e).

                  SECTION 6.07. Hedging Agreements. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any other Subsidiary is exposed in the conduct of its business or the management of its liabilities.

                  SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i)(A) Holdings,
(B) the Borrower, (C) Endo Inc. and (D) any other Subsidiary that is a direct subsidiary of Holdings may declare and pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock, (ii) Subsidiaries other than (A) the Borrower, (B) Endo Inc. and (C) any other Subsidiary that is a direct subsidiary of Holdings may declare and pay dividends ratably with respect to their Capital Stock, (iii) Holdings may make Restricted Payments, not exceeding $2,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Holdings, the Borrower and the other Subsidiaries, (iv)(A) the Borrower, (B) Endo Inc. and (C) any other Subsidiary that is a direct subsidiary of Holdings may declare and pay dividends to Holdings at such times and in such amounts as may be necessary to permit Holdings to discharge liabilities permitted to be incurred under Section 6.03(c), (v) Holdings may make Restricted Payments to purchase, redeem, retire or otherwise acquire shares of its Capital Stock, or options or warrants to purchase shares of its Capital Stock, held by officers, directors or employees of Holdings, the Borrower or any other Subsidiary pursuant to a compensation plan or arrangement in connection with the death, disability or termination of employment of any such officer, director or employee, so long as the aggregate amount of all payments pursuant to this clause (v) during any fiscal year does not exceed (A) $2,000,000 minus (B) any amounts paid pursuant to Section 6.08(b)(v) in such fiscal year and (vi) so long as prior to and after giving effect to such payments Holdings and the Borrower shall be in compliance with Sections 6.13 and 6.14, additional Restricted Payments in any fiscal year in an amount equal to the amount of (A) Excess Cash Flow for the immediately preceding fiscal year plus (B) the Net Proceeds in respect of any issuance by Holdings of any Capital Stock of Holdings that is permitted hereunder, to the extent that such Excess Cash Flow and Net Proceeds
(1) are not required to be applied to make prepayments of Loans pursuant to
Section 2.11(c) or (b), as applicable, and (2) have not been applied to make Capital Expenditures permitted pursuant to the proviso to Section 6.12.

                  (b) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

                  (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness other than Indebtedness described in clause (iv) of this Section 6.08(b);

                  (ii) prepayment of any Borrowings as permitted or required by Section 2.11;

                  (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

                  (iv) payment of principal or accrued interest in respect of the BMS Promissory Notes, PROVIDED that at the time of such payment and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and

                  (v) payments of principal of and interest on Indebtedness permitted under Section 6.01(a)(x) so long as the aggregate amount of such payments during any fiscal year does not exceed (A) $2,000,000 minus (B) any amounts paid pursuant to Section 6.08(a)(v) in such fiscal year.

                  (c) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, enter into, or be party to, or make any payment under, any Synthetic Purchase Agreement unless (i) in the case of any Synthetic Purchase Agreement related to any Capital Stock, the payments required to be made by Holdings, the Borrower and the other Subsidiaries are limited to the amount permitted to be paid under Section 6.08(a) (and such payments shall be deemed made pursuant to the applicable clause of Section 6.08(a)), (ii) in the case of any Synthetic Purchase Agreement related to any Restricted Indebtedness, the payments required to be made by Holdings, the Borrower and the other Subsidiaries thereunder are limited to the amount permitted to be paid under Section 6.08(b) (and such payments shall be deemed made pursuant to the applicable clause of Section 6.08(b)) and (iii) in the case of any Synthetic Purchase Agreement, the obligations of Holdings, the Borrower and the other Subsidiaries thereunder are subordinated to the Senior Obligations on terms satisfactory to the Required Lenders.

                  SECTION 6.09. Transactions With Affiliates. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrower or such other Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the other Subsidiary Loan Parties not involving any other Affiliate of the Borrower or other Subsidiary Loan Parties, (c) any Restricted Payment permitted by Section 6.08, (d) transactions with Affiliates set forth on Schedule 6.09, (e) employment arrangements entered into in the ordinary course of business with officers of Holdings, the Borrower and the other Subsidiaries and (f) customary fees paid to members of the Board of Directors of Holdings, the Borrower and the other Subsidiaries.

                  SECTION 6.10. Restrictive Agreements. Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Subsidiary to create, incur or permit to exist any

Lien upon any of its property or assets or (b) the ability of (i) any Subsidiary that is a subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its Capital Stock or (ii) any Subsidiary other than the Borrower to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; PROVIDED that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on
Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary other than the Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) clause
(a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

                  SECTION 6.11. Amendment of Material Documents. (a) Each of Holdings and the Borrower will not, and each, as applicable, will not permit any Subsidiary to, amend, modify or waive any provision of (i) its certificate of incorporation, by-laws or other organizational documents and (ii) any of the BMS Promissory Notes, in each case to the extent that such amendment, modification or waiver would be adverse to the interests of the Lenders.

                  (b) The Borrower will not cause or permit the Board of Directors of the Borrower to grant any consent to the assignment by BMS, BMS or BMS Pharma of any of the BMS Promissory Notes.

                  SECTION 6.12. Capital Expenditures. Each of Holdings and the Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the other Subsidiaries in any fiscal year to exceed $10,000,000; PROVIDED that, so long as prior to and after giving effect to such payments Holdings and the Borrower shall be in compliance with Sections 6.13 and 6.14, the Borrower may in any fiscal year also apply Excess Cash Flow for the immediately preceding fiscal year toward Capital Expenditures of the Borrower and the other Subsidiaries to the extent such Excess Cash Flow (a) is not required to be applied to make prepayments of Loans pursuant to Section 2.11(c) and (b) has not been applied to make Restricted Payments pursuant to Section 6.08(a)(vi). The amount of permitted Capital Expenditures set forth in the immediately preceding sentence in respect of any fiscal year shall be increased by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

                  SECTION 6.13. Leverage Ratio. Each of Holdings and the Borrower will not permit the Leverage Ratio for any four-fiscal-quarter period ending on any date set forth below to be in excess of the amount set forth below opposite such date:

      DATE                                                             AMOUNT
      ----                                                             ------

      December 31, 2001                                             3.00 to 1.00
      March 31, 2002                                                3.00 to 1.00
      June 30, 2002                                                 3.00 to 1.00
      September 30, 2002                                            3.00 to 1.00
      December 31, 2002                                             3.00 to 1.00
      March 31, 2003                                                3.00 to 1.00
      June 30, 2003                                                 3.00 to 1.00
      September 30, 2003                                            3.00 to 1.00
      December 31, 2003                                             3.00 to 1.00
      March 31, 2004                                                2.75 to 1.00
      June 30, 2004                                                 2.75 to 1.00
      September 30, 2004                                            2.75 to 1.00
      December 31, 2004                                             2.75 to 1.00
      March 31, 2005                                                2.50 to 1.00
      June 30, 2005                                                 2.50 to 1.00
      September 30, 2005                                            2.50 to 1.00
      December 31, 2005 and thereafter                              2.50 to 1.00


                  SECTION 6.14. Consolidated Cash Interest Expense Coverage Ratio. Each of Holdings and the Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for any four-fiscal-quarter period to be less than 3.00 to 1.00.

                  SECTION 6.15. Minimum Consolidated EBITDA. Each of Holdings and the Borrower will not permit Consolidated EBITDA for any four-fiscal-quarter period ending on any date to be less than $50,000,000.



                                  ARTICLE VII

                                Events of Default

                  If any of the following events ("Events of Default") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

                  (c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower), 5.11, 6.11(a)(iii), 6.11(b) or in Article VI;

                  (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to Holdings or the Borrower (which notice will be given at the request of any Lender);

                  (f) Holdings, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any applicable grace period);

                  (g) any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity,
          (ii) that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (iii) that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to take any action described in clause (ii) above and, in the case of this clause (iii), Holdings, the Borrower or any other Subsidiary grants any consideration that is adverse to the interests of Holdings, the Borrower or any other Subsidiary in any material respect (including the making of any cash payments not otherwise due, the granting of any Liens or guarantees, or agreeing to any amendment, waiver or other modification of the terms of the applicable Material Indebtedness, but excluding payments of the out-of-pocket expenses of the holder or holders of the applicable Material Indebtedness or any trustee or agent on its or their behalf) to obtain an amendment, waiver or other modification of the applicable Material Indebtedness that avoids the consequences of such event or condition; PROVIDED that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) Holdings, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any

          Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,
          (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) Holdings, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against Holdings, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Subsidiary to enforce any such judgment;

                  (l) an ERISA Event shall have occurred which, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the other Subsidiaries in an aggregate amount exceeding $10,000,000;

                  (m) (i) any Lien (other than any Lien in favor of the Junior Secured Party) purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having a value in excess of $1,000,000, with the priority required by the applicable Security Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement, or (ii) the provisions of Article VIII of the Existing Security Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect;

                  (n) BMS shall assert that (i) the Lien purported to be created under the Existing Security Agreement in favor of the Collateral Agent for the benefit of the Senior Secured Parties is not a valid and perfected first-priority Lien on the Collateral described therein or
          (ii) the provisions of Article VIII of the Existing Security Agreement are not in full force and effect; or

                  (o)  a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.



                                  ARTICLE VIII

                            The Administrative Agent

                  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents (including powers as Collateral Agent), together with such actions and powers as are reasonably incidental thereto.

                  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

                  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it
(i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (d) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in
Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of each Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                  Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (so long as no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

                  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                  It is understood and agreed that the Documentation Agents shall have no responsibility or authority in their respective capacities as Documentation Agents.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to Holdings or the Borrower, to it at 100 Painters Drive, Chadds Ford, PA 19317, Attention of Carol A. Ammon (Telecopy No. (610) 558-9682), with a copy to Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022, Attention of James Connors (Telecopy No. (212) 223-2379);

                  (b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Sandra Miklave (Telecopy No. (212) 552-5658), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention of Robert Bottamedi (Telecopy No. (212) 270-3279);

                  (c) if to the Issuing Bank, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Sandra Miklave (Telecopy No. (212) 552-5658), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention of Robert Bottamedi (Telecopy No. (212) 270-3279);

                  (d) if to the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Sandra Miklave (Telecopy No. (212) 552-5658), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention of Robert Bottamedi (Telecopy No. (212) 270-3279); and

                  (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.


Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

                  SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the

Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

                  (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, PROVIDED that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except as expressly provided in such Guarantee Agreement or as a result of the termination of the existence or sale of such Subsidiary Loan Party in a transaction permitted by Section 6.03), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or any substantial portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, except in connection with any sale of assets permitted hereunder or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class, and provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Delayed Draw Term Lenders) or the Delayed Draw Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by this Section 9.02(b), the consent of the Required Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then the Borrower may, at its sole expense and effort, upon notice to such nonconsenting Lender or Lenders and the Administrative Agent, require such nonconsenting Lender or Lenders to assign or delegate (so long as all nonconsenting Lenders are so required), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee (so long as such assignee at the time of the assignment consents to such proposed change, waiver, discharge or termination) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), PROVIDED that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, and

(ii) such nonconsenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

                  SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

                  (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any of the other Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of the other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any of such Indemnitee's Affiliates).

                  (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; PROVIDED that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline

Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Delayed Draw Term Loans and unused Commitments at the time.

                  (d) To the extent permitted by applicable law, Holdings and the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

                  (e) All amounts due under this Section shall be payable promptly after written demand therefor.

                  SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that each of Holdings and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                  (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED that
(i) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                  (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (e) Any Lender may, without the consent of Holdings, the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso (other than clause (viii) thereof) to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; PROVIDED that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

                  (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

                  SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the Effectiveness Agreement, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 9.07.     Severability. Any provision of this
Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
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                                                                              68




                  SECTION 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

                  SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings or the Borrower or their respective properties in the courts of any jurisdiction.

                  (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 9.10. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                  SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; PROVIDED that, to the extent reasonably practicable and not prohibited by applicable laws or regulations or by any judicial or administrative order, such Person will provide the Borrower with prior notice of such disclosure, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or to any direct or indirect contractual counterparties in swap agreements or such contractual counterparties' professional advisors, (g) with the consent of the Borrower or
(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, the term "Information" means all information received from Holdings, the Borrower or any of the other Subsidiaries relating to Holdings, the Borrower or any of the other Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any of the other Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                  SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                  SECTION 9.14. Senior Indebtedness. The parties hereto acknowledge and agree that the Senior Obligations shall constitute Senior Debt for the purposes of, and as defined in, each of the BMS Promissory Notes.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              ENDO PHARMACEUTICALS HOLDINGS INC.,

                                   by /S/ JEFFREY R. BLACK
                                       Name:  Jeffrey R. Black
                                       Title: Senior Vice President, Chief
                                              Financial Officer


                              ENDO PHARMACEUTICALS INC.,

                                   by /S/ JEFFREY R. BLACK
                                       Name:  Jeffrey R. Black
                                       Title: Senior Vice President, Chief
                                              Financial Officer

                                      JPMORGAN CHASE BANK, individually and as Administrative Agent,

                                           by  /S/ ROBERT BOTTAMEDI
                                               Name:  Robert Bottamedi
                                               Title: Vice President


                                      CITICORP NORTH AMERICA INC.,

                                           by /S/ LELAND MICHAEL
                                               Name:  Leland Michael
                                               Title: Vice President


                                      SOCIETE GENERALE,

                                           by  /S/  JOHN M. STACK
                                               Name:   John M. Stack
                                               Title:  Managing Director


                                      FIRST UNION NATIONAL BANK,

                                           by /S/ DOUGLAS T. DAVIS
                                               Name:  Douglas T. Davis
                                               Title: Senior Vice President